EXHIBIT 99.1.A





                         EBANK FINANCIAL SERVICES, INC.



                                     ANNEX A
                                     -------

                                       TO

                           PRIVATE OFFERING MEMORANDUM
                                       FOR
       EXCHANGE OFFER FOR SERIES A PREFERRED SHARES AND ORIGINAL WARRANTS


                          DESCRIPTION OF CAPITAL STOCK

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 10,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of May 12, 2003, there were 2,060,639 outstanding shares of Common Stock and 2,410,000 outstanding shares of 8% cumulative convertible Series A Preferred stock.

                                  COMMON STOCK

     Holders of our Common Stock are entitled to one vote per share on all matters on which they are entitled to vote, including election of directors. Holders of our Common Stock do not have any cumulative voting, preemptive, conversion, redemption, or sinking fund rights. In the event of our liquidation, dissolution, or winding-up, holders of our Common Stock will be entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and satisfaction of the liquidation preference of any outstanding preferred stock. Subject to the preference rights of the holders of any outstanding shares of preferred stock, holders of Common Stock are entitled to receive ratably the dividends and other distributions, if any, as our board of directors may declare out of funds legally available for that purpose. The outstanding shares of our Common Stock are fully paid and nonassessable. The rights, preferences, and privileges of holders of our Common Stock are subject to the rights, preferences and privileges of holders of our outstanding Series A Preferred stock, as well as to those of any other classes or series of preferred stock that we may issue in the future.

                                 PREFERRED STOCK

     Our board of directors has the authority under our articles of incorporation, without the approval of or any action by the shareholders, to issue up to 10,000,000 shares of preferred stock. Our board of directors also has the authority to designate the series and any preferences, powers, limitations, and relative rights of each issuance of preferred stock, and these rights may be more favorable than those granted to holders of our Common Stock. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, could have an adverse effect on the rights of holders of our Common Stock. For example, the issuance of any preferred stock with greater rights, privileges, and preferences than those applicable to the Common Stock could adversely affect the voting power, market price, and other rights and privileges of the Common Stock and could hinder or delay actions which the holders of Common Stock might desire, such as the removal of directors, attempted tender offers, proxy contests or takeovers, or other attempts to change control of ebank Financial Services, Inc.

     The following is a brief description of the terms of the 8% cumulative convertible Series A Preferred stock. We have filed a complete description of this preferred stock in Articles of Amendment to our Articles of Incorporation dated December 21, 2001, with the Georgia Secretary of State. The following description is qualified in its entirety by reference to the Articles of Amendment, a copy of which is included in this Annex A immediately following
                                               -------
this Description of Capital Stock.

     Dividends.  We are obligated to pay cumulative dividends at a rate of 8% on
     ---------
the Series A Preferred stock. The dividends on each share accrue from the date of purchase, whether or not declared. At our option, we may pay these dividends in cash or in additional shares of our Common Stock. The dividends on the Series A Preferred stock will be senior to any dividends we may declare from time to time on the Common Stock.

     Conversion.  Each share of Series A Preferred stock is convertible at any
     ----------
time, at the option of the holder thereof, into one share of our Common Stock. In addition, we may require conversion of the Series A Preferred stock when the closing price of the Common Stock equals or exceeds $10.00 per share for 15 consecutive trading days. There are no redemption or sinking fund provisions associated with the Series A Preferred stock.

     Liquidation.  In the event of any liquidation of the company, the holders
     -----------
of Series A Preferred stock will be entitled to receive an amount equal to the original issue price of the Series A Preferred stock ($2.50 per share), plus all accrued but unpaid dividends on the Series A Preferred stock, before the holders of Common Stock are entitled to receive any distributions of cash or property in respect of such liquidation.

     Voting.  Holders of Series A Preferred stock do not have any voting rights
     ------
except to the extent required by law.

                                    WARRANTS

     Description of the Original Warrants Issued in the Private Offerings. In the private offering that closed on June 5, 2001, we issued Original Warrants to purchase 1,000,000 shares of our Common Stock. These warrants are immediately exercisable for $3.50 per share and will terminate on the earlier of five years from the date of their issuance or 30 days after we notify the holder that the closing price of our Common Stock has equaled or exceeded $5.00 per share for 20 consecutive days. In two subsequent private offerings that closed on June 26, 2001 and January 28, 2002, respectively, we issued Original Warrants to purchase 195,000 and 20,000 shares of our Common Stock, respectively. These warrants are immediately exercisable for $4.00 per share and terminate on the earlier of five years from the date of their issuance or 30 days after we notify the holder that the closing price of our Common Stock has equaled or exceeded $5.50 per share for 20 consecutive days. None of the Original Warrants may be assigned or transferred without our prior written consent and, if so requested by us, the delivery by the warrant holder to us of an opinion of counsel in form and substance satisfactory to us stating that such transfer or assignment is in compliance with the Securities Act and applicable state securities laws.

     Guarantor Warrants. In August 2000, as consideration for guaranteeing a loan, we granted certain of our directors serving at that time warrants to purchase 159,999 shares of our Common Stock. These warrants are immediately exercisable for $3.00 per share and expire ten years from the date of grant. The warrants may not be assigned or transferred without our prior written consent and, if so requested by us, the delivery by the warrant holder to us of an opinion of counsel in form and substance satisfactory to us stating that such transfer or assignment is in compliance with the Securities Act and applicable state securities laws.

     Other Warrants and Common Stock. In January 2001, as compensation for services rendered, we issued to one individual a warrant to purchase 3,000 shares of our Common Stock. The warrant is immediately exercisable for $2.50 per share and expires five years from the date of grant. The warrant may not be assigned or transferred without our prior written consent and, if so requested by us, the delivery by the warrant holder to us of an opinion of counsel in form and substance satisfactory to us stating that such transfer or assignment is in compliance with the Securities Act and applicable state securities laws.

     As partial payment for the services rendered by Attkisson, Carter & Company (formerly, Attkisson, Carter & Akers) as placement agent in the first two private placements, we issued to Attkisson, Carter & Company and certain of its employees warrants to purchase up to 200,000 shares of our Common Stock at a price of $4.00 per share. Warrants to purchase an aggregate of 44,521 shares of our Common Stock were issued in April 2001; warrants to purchase an aggregate of 35,080 shares of our Common Stock were issued in May 2001; and warrants to purchase an aggregate of 120,399 shares of our Common Stock were issued in August 2001. The warrants may not be assigned or transferred without our prior written consent and, if so requested by us, the delivery by the warrant holder to us of an opinion of counsel in form and substance satisfactory to us stating that such transfer or assignment is in compliance with the Securities Act and applicable state securities laws.

     Description of the New Warrants to be Issued in the Exchange Offer. Pursuant to the terms described in the attached Offering Memorandum, we are offering to issue New Warrants to purchase an aggregate of up to 1,215,000 shares of our Common Stock in exchange for the outstanding Original Warrants. The New Warrants will be immediately exercisable at an exercise price of $1.75 per share of Common Stock and will terminate on the earlier of three years from the date of their issuance or 30 days after we notify the holder that the closing price of our Common Stock has equaled or exceeded $5.00 per share for 20 consecutive days. The New Warrants may not be assigned or transferred without our prior written consent and, if so requested by us, the delivery by the warrant holder to us of an opinion of counsel in form and substance satisfactory to us stating that such transfer or assignment is in compliance with the Securities Act and applicable state securities laws. The foregoing description is qualified in its entirety by reference to the form of Agreement evidencing New Warrants, a copy of which is included as Annex B to the Offering Memorandum.
                                             -------

Description of the Amended Warrants for Services to be Rendered. As payment for the services to be rendered by Attkisson, Carter & Company as both Dealer Manager and Exchange Agent in connection with the Exchange Offer, we have agreed to amend certain of the existing warrants to purchase our Common Stock previously issued to Attkisson, Carter & Company and certain of its employees in partial payment for services rendered as placement agent in connection with the first two private placements of the Series A Preferred and the Original Warrants. The amended warrants will be identical to the previously issued warrants, except that the exercise price will be lowered to $1.75 per share and the amended warrants will terminate on the earlier of three years from the date of issuance or 30 days after we notify the holders that the closing price of our Common Stock has equaled or exceeded $5.00 per share for 20 consecutive trading days (i.e., the same terms as the New Warrants to be issued in the Exchange Offer). The total number of shares of our Common Stock underlying warrants to be so amended is 126,874. The amended warrants may not be assigned or transferred without our prior written consent and, if so requested by us, the delivery by the warrant holder to us of an opinion of counsel in form and substance satisfactory to us stating that such transfer or assignment is in compliance with the Securities Act and applicable state securities laws.


                                  STOCK OPTIONS

     As of May 12, 2003, options to purchase 220,417 shares of our Common Stock were issued and outstanding pursuant to the terms of the Company's 1998 Stock Incentive Plan, as amended. However, only 105,084 of these options had vested as of May 9, 2003.



                            ANTI-TAKEOVER PROVISIONS

     Some provisions of our articles of incorporation, our bylaws, and the Georgia Business Corporation Code may be considered to have anti-takeover effects which may hinder or prevent a tender offer, proxy contest, or other attempted takeover that shareholders may consider to be in their best interest. Those provisions might allow the board of directors to defend against an attempted transaction that might otherwise result in payment of a premium over the market price for our Common Stock. We describe some of these provisions below.

     Special Shareholder Meetings.   Our bylaws provide that special meetings of
shareholders may be called by our board of directors, our chairman of the board, or our chief executive officer. However, in order for our shareholders to call a special meeting, we must receive a written request from the holders of at least a majority of the votes entitled to be cast on each issue to be presented at the meeting.

     Classified Board of Directors. We have divided our board of directors into three classes of directors serving staggered three-year terms, so that approximately one-third of the board of directors will be elected each year. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, even if a majority of our shareholders believes that such a change would be desirable.

     Number, Term, and Removal of Directors. We currently have eight directors, but our bylaws authorize this number to be increased or decreased by our board of directors. Our articles of incorporation provide that shareholders may not remove a director without cause. Our bylaws provide that all vacancies on our board may be filled by a majority of the remaining directors, even if they do not constitute a quorum. When a director submits a resignation that is effective at a future date, a majority of directors then in office, including the director planning to resign, may vote on filling the vacancy.

     Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our bylaws contain procedures concerning how shareholders may submit proposals to be considered at shareholder meetings or nominate candidates for election as directors. A shareholder must make his or her proposal or nomination in writing and deliver it to our corporate secretary at least 90 days prior to the meeting. In addition, any director nomination must include biographical information on the person being nominated and a statement that this person has agreed to serve on the board if elected. We may reject any proposal or nomination that is not made in accordance with these procedures.
Shareholders interested in making a proposal or director nomination should review a copy of our bylaws, which they may obtain by contacting our corporate secretary or by reviewing the documents filed as exhibits to the registration statement filed for our initial public offering.

                     DIRECTOR LIABILITY AND INDEMNIFICATION

     Our articles of incorporation eliminate, with some exceptions, the personal liability of a director to our company or our shareholders for monetary damage for breaches of the director's duty of care or other duties as a director. This elimination of liability does not apply to:

- any appropriation, in violation of the director's duties, of any of our business opportunities;
- acts or omissions that involve intentional misconduct or a knowing violation of law;
-    unlawful corporate distributions; or
- any transaction from which the director received an improper personal benefit.

     Our articles also provide that if the Georgia law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the fullest extent permitted by the amended law, without further action by the shareholders. These provisions of the articles will limit the remedies available to a shareholder in the event of breaches of any director's duties to a shareholder or to us.

     Our bylaws require us to indemnify and hold harmless any director who was or is a party, or is threatened to be made a party, to any lawsuit or similar proceeding because he or she is or was our director, officer, employee, or agent. The bylaws require indemnification against expenses incurred by the director in the matter. This indemnification does not apply to the matters described above that we have not eliminated liability for. There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents in which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee, or other agent.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                            ARTICLES OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                               OF EBANK.COM, INC.

     In accordance with Section 14-2-602 of the Georgia Business Corporation Code (the "Code"), ebank.com, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

     1.   The name of the Corporation is ebank.com, Inc.

     2. The following resolution setting forth an amendment to the Corporation's Articles of Incorporation has been duly adopted by the Board of Directors.:

          RESOLVED, THAT THE COMPANY AUTHORIZES AN ADDITIONAL 40,000 SHARES OF SERIES A PREFERRED STOCK, AS ORIGINALLY DESIGNATED SEPTEMBER 26, 2000, WITH SUCH PREFERENCES, POWERS, LIMITATIONS, AND RELATIVE RIGHTS AS SET FORTH ON EXHIBIT "B" ATTACHED HERETO AND MADE A PART HEREOF.

     3.   The  "Exhibit  B"  referenced  in the foregoing resolution is the same
                ----------
          "Exhibit  A" as is attached hereto, and included in, these Articles of
           ----------
          Amendment.

     4. The foregoing resolution containing the amendment was duly adopted on December 17, 2001, by the Corporation's Board of Directors.

     5. Such amendment was duly adopted by the Board of Directors and shareholder action was not required, pursuant to the authority granted in the Corporation's Articles of Incorporation and Section 14-2-602 of the Code.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the undersigned duly authorized officer, this 21st day of December, 2001.

                              ebank.com,  Inc.


                              By: /s/  James L. Box
                                  -----------------------------------
                                       James L. Box
                                       Chief Executive Officer

                                    EXHIBIT A
                                    ---------

                  DESIGNATIONS OF PREFERENCES, LIMITATIONS, AND
                 RELATIVE RIGHTS OF SERIES A PREFERRED STOCK OF
                                 EBANK.COM, INC.


     For purposes of these designations, the following terms shall have the following meanings specified:

     "Common Holders" shall mean the holders of Common Stock.

     "Junior Holders" shall mean the holders of record of shares or series of capital stock ranking junior (with respect to liquidation) to the Series A Preferred Stock.

     "Parity Holders" shall mean the holders of any other series of Preferred Stock of the Corporation with a liquidation preference equal to the liquidation preference of the Series A Convertible Stock.

     "Senior Holders" shall mean the holders of record of shares or series of capital stock ranking senior (with respect to liquidation) to the Series A Preferred Stock.

     "Series A Preferred Stock" shall mean the 2,440,000 shares of Series A Preferred Stock, par value $.01 per share, hereby designated.

     "Series A Holders" shall mean the holders of record of the Series A Preferred Stock.

     "Series A Shares" shall mean the shares of Series A Preferred Stock.

A.   Rights,  Preferences  and  Restrictions  of  Series  A  Preferred  Stock.
     ------------------------------------------------------------------------

     1.   Dividends.
          ---------

     The Series A Holders shall be entitled to receive, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock or any other securities issued by the Corporation that are junior to the Series A Preferred Stock ("Junior Securities"), dividends at the rate of 8% of the Original Series A Issue Price (as defined below) per annum payable in cash or through the issuance of a number of fully paid and nonassessable shares of Common Stock (rounded up or down to the nearest whole number) equal to the amount of the dividend owed on the applicable record date. Such dividends shall accrue on each share from the date of purchase of each such share from the Corporation, and shall accrue from day to day, whether or not earned or declared. Dividends shall be paid as and when declared by the Board of Directors subject to the protective provisions of these Designations. The "Original Series A Issue Price" of the Series A Preferred Stock shall be $2.50 per share. Such dividends shall be cumulative so that, except as provided below, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for any Junior Securities. Cumulative dividends with respect to a share of Series A Preferred Stock which are accrued, payable, and/or in arrears shall, upon conversion of such share to Common Stock, be paid to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor; any partial payment will be made based on equal ranking with respect to dividend preference among the Series A Holders on a pro rata basis.

     2.   Liquidation  Preference.
          -----------------------

     (a)  Preferential  Amounts. In the event of any liquidation, dissolution or
          ---------------------
winding up of the Corporation, either voluntary or involuntary, (each a "Liquidating Event"), the Series A Holders shall be entitled to receive at the closing thereof, in exchange for and in redemption of their Series A Shares, after payment has been made to the Senior Holders and subject to the rights of the Parity Holders as set forth below but before any payment shall be made to the Common Holders or the Junior Holders, an amount as to each Series A Share equal to the Original Series A Issue Price for such Series A Shares then so held, plus all accrued but unpaid dividends on such Series A Shares. All of the preferential amounts to be paid to the Series A Holders under this Section 2 shall be paid or declared and set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets or funds of the Corporation to, the holders of the Common Stock in connection with such Liquidating Event.

     (b)  Merger.  In  the event of a merger or consolidation of the Corporation
          ------
with or into another corporation, then the Series A Holders shall be entitled to receive upon conversion of the Series A Shares the number of shares of stock or other securities or property of the Corporation, or of the successor Corporation resulting from such merger or consolidation, to which such holders would have been entitled if such holders had converted their Series A Shares immediately prior to such merger or consolidation. In any such case, appropriate adjustment shall be made with respect to the rights of the Series A Holders after the merger or consolidation to the end that the provisions of these Designations (including the adjustment of the Conversion Ratio (as defined in Section 3) then in effect and the number of shares issuable upon conversion of the Series A Shares) shall be applicable after the event in as nearly equivalent manner as may be practicable.

     (c)  Insufficient  Assets.
          --------------------

               (i) If, upon any Liquidating Event, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the Senior Holders, the Senior Holders shall receive all of the assets of the Corporation available for distribution and each such Senior Holder shall share ratably in any distribution in accordance with the amounts due such Senior Holders.

               (ii) If, upon any Liquidating Event, the assets of the Corporation available for distribution to its shareholders shall be sufficient to pay the Senior Holders but insufficient to pay the Series A Holders and the Parity Holders, the Senior Holders shall first receive all of the assets to which they are entitled, and the Series A Holders and Parity Holders shall then share ratably in any distribution in accordance with the amounts due such shareholders.

               (iii) If, upon any Liquidating Event, the assets of the Corporation available for distribution to its shareholders shall be sufficient to pay the Senior Holders, the Series A Holders, and the Parity Holders, but insufficient to pay the Common Holders, the Senior Holders, the Series A Holders, and the Parity Holders shall first receive all of the assets to which they are entitled, and the Common Holders shall then share ratably in any distribution in accordance with the amounts due such shareholders.

     (d)  Non-Cash  Distribution. If any of the assets of the Corporation are to
          ----------------------
be distributed other than in cash under this Section 2, then the board of directors of the Corporation shall determine the value of the assets to be distributed hereunder.

     3.   Conversion.
          ----------

     (a)  Right  to Convert. At the option of the holder, each share of Series A
          -----------------
Preferred Stock shall be convertible into one share of fully paid and nonassessable Common Stock at any time after the date of issuance of such share (the "Conversion Ratio").

     (b)  Adjustment  of  Conversion  Ratio.  If, prior to the conversion of the
          ---------------------------------
Series A Shares, the Company (i) subdivides the outstanding shares of Common Stock into a greater number of shares of Common Stock (including the payment of a dividend payable solely in additional shares of Common Stock) or (ii) combines the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Conversion Ratio in effect at the time of the record date for such dividend or of the effective date of such subdivision or combination shall be proportionately adjusted so that each Series A Holder shall be entitled to receive the aggregate number of shares of Common Stock which, if such Series A Shares had been converted immediately prior to such time, the Series A Holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, or combination.

     (c)  Conversion  by the Corporation. The Corporation may require conversion
          ------------------------------
of each outstanding share of Series A Preferred Stock at any time after the closing price of the Common Stock has equaled or exceeded $10.00 per share (as adjusted for stock splits, stock dividends, and other similar events) for 15 consecutive trading days, regardless of the price of the Common Stock on the actual date of conversion.

     (d) Mechanics of Conversion by Holder. No fractional shares of Common Stock
         ---------------------------------
shall be issued upon conversion of Series A Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then current price of the Common Stock. Before any Series A Holder shall be entitled to convert Series A Shares into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Shares and shall give written notice to the Corporation at such office that it elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Series A Holder, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Shares and the giving of the foregoing written notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. In case of any Liquidation Event of the Corporation, such right of conversion shall cease and terminate at such time as the amount distributable to the Series A Holders pursuant to Section 2 is paid in full to the Series A Holders.

     (e)  Mechanics of Conversion by Corporation. Upon the Company's election to
          --------------------------------------
convert the Series A Common Stock pursuant to Section 3(b), the Corporation shall promptly send written notice, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery, or by overnight delivery, to the Series A Holder at his or its address then shown on the records of the Corporation, which notice shall state that the conditions set forth in
Section 3(b) have been satisfied and that the certificates evidencing Series A Shares must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable), in the manner described in Section
3(c). The Corporation shall not be obligated to issue and deliver to Series A Holders a certificate or certificates for the number of shares of Common Stock to which it shall be entitled or the check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock until such Series A Holder surrenders such holder's certificate. Such conversion shall be deemed to have been made immediately prior to the close of business on the date the Company mails the written notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     (f) Reservation of Stock Issuable upon Conversion. The Corporation shall at
         ---------------------------------------------
all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series A Shares such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Shares; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Shares, in addition to such other remedies as shall be available to the Series A Holder, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     (g)  Partial  Conversion.  In  the  event  some but not all of the Series A
          -------------------
Shares represented by a certificate or certificates surrendered by the Series A Holder are converted, the Corporation shall execute and deliver to or on the order of the Series A Holder, at the expense of the Corporation, a new certificate representing the Series A Shares not converted.

     4.   Voting.
          ------

Series A Holders will not have any rights except to the extent required by law. Specifically, Series A Holders shall not have the right to vote on the creation or issuance of any security authorized by the Board of Directors without a shareholder vote in accordance with Section 14-2-602, even if such security is senior to or pari passu with the Series A Shares with respect to dividends, liquidations, preferences, or otherwise.


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